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                                                                   EXHIBIT 21.01

                            SUBSIDIARIES OF KEYNOTE

Keynote Europe SAS, a corporation organized under the laws of the Republic of France

Velogic, Inc., a California corporation

Big Red Acquisition Corporation, a Delaware Corporation

On Device Acquisition Corporation, a Delaware Corporation